Exhibit 10.3

TERMINATION AGREEMENT

This TERMINATION AGREEMENT dated August 3, 2015 (“Agreement”) is effective as of the 30th day of June, 2015, (the “Effective Date”) by and between Relmada Therapeutics, Inc., a Nevada corporation (“Relmada”) and Jamess Capital Group LLC (“JCG”), a Delaware partnership.

BACKGROUND

WHEREAS, Relmada and JCG entered into a Strategic Advisory Agreement effective as of October 17, 2012 (the “Strategic Advisory Agreement”);

WHEREAS, Relmada and JCG have determined to terminate the Strategic Advisory Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration whose receipt and sufficiency are acknowledged, the parties agree as follows:

Termination of Strategic Advisory Agreement.

1.        Termination. The parties mutually agree that on the Effective Date, the Strategic Advisory Agreement will terminate in its entirety and except as otherwise provided in this Agreement no party shall have any further rights or obligations pursuant to the Strategic Advisory Agreement. Each party specifically waives the prior 90 day written notice requirement for termination of the Strategic Advisory Agreement contained in Section 3.5 thereof.

2.        Compensation. The parties mutually agree that any compensation owed to JCG on the Effective Date shall be deferred as of the Effective date of this Agreement and payable to JCG or its designee no earlier than the uplisting of Relmada’s common stock to a senior stock exchange (the “Uplisting”) and no later than six (6) months after the Uplisting.

3.        Survival/Indemnification. Section 3.3 (Confidential Information and Other Restrictions) and Section 3.7 (Indemnification) of the Strategic Advisory Agreement shall survive termination of the Strategic Advisory Agreement. For the avoidance of doubt, the Section 3.7 Indemnification provision of the Strategic Advisory Agreement (which survives termination) includes JCG’s affiliates, employees, equity and/or debt holders, agents, attorneys, managers, partners, officers and/or directors.

4.        Company Release. Relmada releases and discharges JCG and its affiliates, employees, equity and/or debt holders, agents, attorneys, managers, partners, officers and/or directors, assigns, agents and representatives (herein collectively referred to as the JCG Releasees”) from any claim, duty, obligation or cause of action, whether known or unknown, relating to any matters of any kind that any of them may possess arising from any omissions, acts or facts that have occurred from the beginning of time up until and including the date of this Agreement, which the Company ever had or now has against the JCG Releasees, or any one of them arising out of or relating to the Strategic Advisory Agreement.

5.        Governing Law. The validity, construction and enforceability of this Agreement shall be governed in all respects by the internal laws (but not the conflict of law provisions) of the State of New York.

6.         Binding Effect. This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assigns.

7.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signature by facsimile or other electronic method shall be deemed to have full force and effect as if the facsimile or electronic signatures were originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, all the parties have caused this Termination Agreement and to be executed by their duly authorized representatives as of August 3, 2015.

RELMADA THERAPEUTICS, INC.

By:	/s/ Douglas Beck
Name: Douglas Beck
Title: Chief Financial Officer

JCG Capital Group LLC

By:	/s/ Sandesh Seth
Name: Sandesh Seth
Title: Authorized Signatory

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